Exhibit 5.1

October 18, 2024

Lazydays Holdings, Inc.	760 SW Ninth Avenue, Suite 3000
4042 Park Oaks Boulevard	Portland, OR 97205
Suite 350	T. 503.224.3380
Tampa, Florida 33610	F: 503.220.2480

Re: Lazydays Holdings, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel for Lazydays Holdings, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to the registration of an additional 1,500,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company that may be issued pursuant to an inducement award of a stock option granted by the Company to Ronald Fleming, as inducement to accept employment, pursuant to a stock option agreement (the “Stock Option Agreement”).

We have reviewed the corporate actions of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

In such examination, we have assumed: (i) the authenticity and completeness of all documents submitted to us as original documents and the genuineness of all signatures; (ii) the conformity to the authentic originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed; (iv) the legal capacity of each natural person executing the agreements described in this opinion; (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (vi) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete. In making our examination of executed documents or documents to be executed, we have assumed that the parties to such documents, other than the Company, had or will have the power, corporate, trust or otherwise, to enter into and perform all obligations under such documents and have also assumed the due authorization by all requisite action, corporate, trust or otherwise, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based on the foregoing, it is our opinion that the Shares are duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the Stock Option Agreement, will be validly issued, fully paid, and nonassessable.

We express no opinion as to matters involving the laws of any jurisdiction other than the General Corporation Law of the state of Delaware and the federal laws of the United States.

This opinion is limited to the specific issues addressed in this opinion, and no opinion should be inferred or implied beyond that expressly stated in this opinion. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP

Stoel Rives LLP